Exhibit 99.1

  First PacTrust Bancorp Inc. Announces Completion of Stock Repurchase Program

     CHULA VISTA, Calif.--(BUSINESS WIRE)--April 13, 2004--First PacTrust Bancorp Inc. (NASDAQ:FPTB), the holding company for Pacific Trust Bank, announced that it has recently completed acquiring, through open market transactions, the repurchase of 524,300 shares of its common stock. This completes the authorized stock repurchase program of up to 10% of its outstanding shares that had been announced on Aug. 22, 2003.
     As of Dec. 31, 2003, the company had consolidated total assets of $624 million and stockholders' equity of $84.5 million. The company's stock is traded on the Nasdaq Stock Market under the symbol "FPTB."

     CONTACT: First PacTrust Bancorp Inc., Chula Vista
              Hans Ganz, 619-691-1519